Exhibit 10.2

                                PROMISSORY NOTE

$74,019,991.80                                            New York, New York
                                                          October 1, 2004

     FOR VALUE RECEIVED, GameStop Corp., a Delaware corporation ("Payor"), promises to pay to the order of B&N GameStop Holding Corp., a Delaware corporation ("Payee"), in lawful money of the United States of America and in immediately available funds, (i) the sum of $74,019,991.80 (Seventy-Four Million Nineteen Thousand Nine Hundred Ninety-One Dollars and Eighty Cents), payable $37,500,000 on January 14, 2005 and the remaining $36,519,991.80 in three equal installments on the first, second and third anniversaries of the date hereof, respectively (each, a "Payment Date"), and (ii) interest on the outstanding unpaid principal amount due hereunder on each Payment Date at the interest rate of 5.5% per annum.

     This Note may be voluntarily prepaid in whole or in part without premium or penalty and without the prior consent of Payee, provided that concurrently therewith, all accrued interest under this Note is paid through the date of such prepayment.

     Payor hereby waives presentment for payment, notice of dishonor, protest, notice of protest and any other demand, notice or formality with respect to this Note.

     This Note is the Promissory Note referred to in the Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which Payee has sold to Payor 6,107,338 shares of Payor's Class B Common Stock.

     In the event of the nonpayment of any principal or interest payment due hereunder, which continues for more than thirty (30) days after any Payment Date, then at the option of Payee by written notice to Payor, all amounts then remaining unpaid on this Note may be declared to be immediately due and payable. In addition, this Note shall automatically become due, and the outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall automatically become payable without any action on the part of the Payee, (a) upon the written request of Payee in the event that any representation or warranty made by the Payor in the Purchase Agreement shall prove to have been incorrect in any material respect on or after the date hereof, (b) if Payor is involved in a proceeding relating to, or which may result in, a forfeiture of all or substantially all of Payor's assets, or (c) if the Payor (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due, (ii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation, (iii) shall have had any such petition filed, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of at least 30 days, (iv) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property, or (v) takes any action effectuating, approving or consenting to any of the events described in the foregoing clauses (i) through (iv).

     Payor agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by Payee in collecting or enforcing payment of this Note in accordance with its terms.

     If any payment under this Note becomes due and payable on a Saturday, Sunday or a legal holiday under the laws of the State of New York, the date for payment shall be extended to the next succeeding business day, provided that any such payment bearing interest shall continue to accrue interest until paid.

     All notices and other communications hereunder must be in writing and will be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States, return receipt requested upon receipt, five business days after being so sent; (ii) if sent by reputable overnight air courier, two business days after being so sent; (iii) if sent by telecopy transmission, with a copy mailed on the same day in the manner provided in clause (i) or (ii) above, when transmitted and receipt is confirmed by telephone; or (iv) if otherwise actually personally delivered, when delivered, and shall be sent or delivered to the respective addresses of the Payee and the Payor set forth in the Purchase Agreement or such other address as Payee or Payor, as the case may be, shall have given to the other by notice in accordance herewith.

     This Note may be modified or cancelled only by the written agreement of Payor and Payee. No failure on the part of Payee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Note shall be binding on Payor and its successors and assigns and shall inure to the benefit of Payee and its successors and assigns, except that Payor may not delegate any of its obligations hereunder without the prior written consent of Payee. Notwithstanding anything to the contrary contained herein, Payee shall be entitled to assign its rights hereunder in its sole and absolute discretion.

     This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York. Payor hereby irrevocably and unconditionally submits to the nonexclusive personal jurisdiction of the Supreme Court of the State of New York sitting in New York County and to the United States District Court for the Southern District of New York, and any appellate court thereof in any action or proceeding arising out of or relating to this Note or for the recognition or enforcement of any judgment arising out of or relating to this Note, and hereby waives any objection as to venue and forum non conveniens with respect to any such actions brought in any of such courts. Process in any such action or proceeding may be served by certified mail on the Payor anywhere in the world where Payor is found and may also be served upon Payor in the manner provided for the service of process under the laws of the State of New York or the laws of the place or jurisdiction where such party is found.


                                GAMESTOP CORP.


                                By:/s/ David W. Carlson
                                ----------------------------
                                David W. Carlson
                                Executive Vice President and
                                 Chief Financial Officer